Third Point Re Reports Third Quarter 2017 Earnings Results
Net income available to Third Point Re common shareholders of $54.7 million, or $0.52 per diluted common share
HAMILTON, Bermuda, November 8, 2017, Third Point Reinsurance Ltd. (“Third Point Re” or the “Company”) (NYSE:TPRE) today announced results for its third quarter ended September 30, 2017.
Third Point Re reported net income available to common shareholders of $54.7 million, or $0.52 per diluted common share, for the three months ended September 30, 2017, compared to $72.1 million, or $0.68 per diluted common share, for the three months ended September 30, 2016. For the nine months ended September 30, 2017, Third Point Re reported net income available to common shareholders of $233.4 million, or $2.22 per diluted common share, compared to $74.3 million, or $0.70 per diluted common share, for the nine months ended September 30, 2016.
For the three months ended September 30, 2017, diluted book value per share increased by $0.50 per share, or 3.4%, to $15.24 per share as of September 30, 2017, from $14.74 per share as of June 30, 2017. For the nine months ended September 30, 2017, diluted book value per share increased by $2.08 per share, or 15.8%, to $15.24 per share from $13.16 per share as of December 31, 2016.
“Our strong performance for 2017 continued through the third quarter with a return on beginning shareholders’ equity of 3.5%, bringing our nine month return to 16.8%,” commented Rob Bredahl, President and Chief Executive Officer.  “Our investment manager, Third Point LLC continues to have a great year and has generated an investment return of 14.6% through the first nine months of the year and 17.6% through October 2017. We reported a combined ratio of 111.9% for the quarter ended September 30, 2017, which included $5.3 million, or 5.0 percentage points on our combined ratio, related to third quarter catastrophes. The small net loss from these events was within expectations given our limited exposure and reflects our decision to avoid highly volatile forms of reinsurance such as catastrophe excess of loss treaties.”
The following table shows certain key financial metrics for the three and nine months ended September 30, 2017 and 2016:

	Three months ended		Nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
	($ in millions, except for per share data and ratios)
Gross premiums written	$174.5	$142.6	$477.5	$536.6
Net premiums earned	$106.0	$128.2	$417.5	$398.1
Net underwriting loss (1)	$(12.6)	$(8.3)	$(33.3)	$(40.5)
Combined ratio (1)	111.9%	106.5%	108.0%	110.2%
Net investment return on investments managed by Third Point LLC	3.6%	4.0%	14.6%	6.0%
Net investment income	$89.0	$88.4	$324.8	$134.6
Net investment income on float (2)	$26.5	$22.0	$93.9	$32.9
Net income available to Third Point Re common shareholders	$54.7	$72.1	$233.4	$74.3
Diluted earnings per share available to Third Point Re common shareholders	$0.52	$0.68	$2.22	$0.70
Change in diluted book value per share (2)	3.4%	5.2%	15.8%	5.4%
Return on beginning shareholders’ equity (2)	3.5%	5.2%	16.8%	5.4%
Net investments managed by Third Point LLC (3)	$2,525.0	$2,191.6	$2,525.0	$2,191.6
Invested asset leverage (3)	1.57	1.55	1.57	1.55

(1)	See the accompanying Segment Reporting for a calculation of net underwriting loss and combined ratio.

(2)
Net investment income on float, change in diluted book value per share and return on beginning shareholders’ equity are non-GAAP financial measures. There are no comparable GAAP measures. See the accompanying Reconciliation of Non-GAAP Measures and Key Performance Indicators for an explanation and calculation of net investment income on float, diluted book value per share and return on beginning shareholders’ equity.

(3)	Prior year comparatives represent amounts as of December 31, 2016.

Segment Highlights
Property and Casualty Reinsurance Segment
Gross premiums written increased by $32.0 million, or 22.4%, to $174.5 million for the three months ended September 30, 2017 from $142.6 million for the three months ended September 30, 2016. Gross premiums written decreased by $59.1 million, or 11.0%, to $477.5 million for the nine months ended September 30, 2017 from $536.6 million for the nine months ended September 30, 2016.
The increase for the three months ended September 30, 2017 compared to the period year period was primarily due to new contracts, partially offset by timing differences. The decrease for the nine months ended September 30, 2017 compared to the prior year period was primarily due to contracts that we did not renew as a result of underlying terms and conditions, lower premium adjustments in the current year period and other timing differences partially offset by new premium.
The decrease in net premiums earned in the three months ended September 30, 2017 compared to the three months ended September 30, 2016 was primarily due to a lower in-force underwriting portfolio. The increase in net premiums earned for the nine months ended September 30, 2017 was primarily due to $85.6 million of new retroactive exposures assumed in reinsurance contracts, which was fully earned when written, partially offset by a lower in-force underwriting portfolio. We did not write any retroactive reinsurance contracts in the three and nine months ended September 30, 2016.
The net underwriting loss and combined ratio for the three months ended September 30, 2017 included $5.3 million, or 5.0 percentage points, related to third quarter catastrophes. There was an insignificant impact on our net underwriting result from changes in estimates of prior years’ loss reserves, net of the related impact of acquisition costs, for the three and nine months ended September 30, 2017.
The net underwriting loss and combined ratio for the three and nine months ended September 30, 2016 did not include any impact of catastrophe losses. There was an insignificant impact on our net underwriting result from changes in estimates of prior years’ loss reserves, net of the related impact of acquisition costs, for the three months ended September 30, 2016. The nine months ended September 30, 2016 included increases of $12.5 million in net underwriting loss from changes in estimates of prior years’ reserves, net of related impact of acquisition costs.
Investments
The return on investments managed by Third Point LLC by strategy for the three and nine months ended September 30, 2017 and 2016 was as follows:

	Three months ended
	September 30, 2017			September 30, 2016
	Long	Short	Net	Long	Short	Net
Equity	3.5%	(0.9)%	2.6%	4.1%	(2.2)%	1.9%
Credit	0.5%	(0.1)%	0.4%	2.1%	(0.1)%	2.0%
Other	0.9%	(0.3)%	0.6%	0.2%	(0.1)%	0.1%
Net investment return on investments managed by Third Point LLC	4.9%	(1.3)%	3.6%	6.4%	(2.4)%	4.0%

	Nine months ended
	September 30, 2017			September 30, 2016
	Long	Short	Net	Long	Short	Net
Equity	16.8%	(3.0)%	13.8%	3.8%	(2.5)%	1.3%
Credit	0.6%	(0.5)%	0.1%	6.5%	(0.7)%	5.8%
Other	1.9%	(1.2)%	0.7%	0.1%	(1.2)%	(1.1)%
Net investment return on investments managed by Third Point LLC	19.3%	(4.7)%	14.6%	10.4%	(4.4)%	6.0%
For the three months ended September 30, 2017, the investment portfolio generated positive net returns from each investment strategy with equities remaining the strongest performing strategy for the quarter.  Gains generated from long investments in every sector except consumer were partially offset by losses in the short portfolios for most sectors as well as market hedges.  Performance was primarily attributable to long activist or long-term growth investments in the industrials, healthcare and technology, media and telecommunications sectors.  Within credit, long sovereign investments in Latin America and U.S.-based structured credit positions drove gains.  Exposure in the other strategy remains modest and positive returns from long risk arbitrage, currency, private and macroeconomic portfolios were partially offset by losses in the corresponding short portfolios.
For the nine months ended September 30, 2017, the net investment results were primarily attributable to our equity portfolio. Within equities, the investment account saw positive net returns from every sector led by healthcare, industrials, consumer and technology, media and telecommunications. The long portfolio added meaningful returns while the short portfolio generated alpha amidst a strong broader market backdrop. Within credit, gains in each sub-strategy on the long side were partially offset by negative performance by the short performing credit book. Positive returns from risk arbitrage, private and currency investments negated modest detraction from macroeconomic hedges in the other strategy.
Board of Director Changes
In a separate press release, Third Point Re also today announced that John Berger, Chairman, will be stepping down from the Board effective December 22, 2017. Steven Fass, a current Board Director, will succeed Mr. Berger as interim Chairman. Rob Bredahl, President and Chief Executive Officer, will replace Mr. Berger on the Board as of December 22, 2017. The Board would like to thank Mr. Berger for his work as Chairman and he leaves with their best wishes. John was instrumental in the formation of Third Point Re and the Board sincerely appreciates all of Mr. Berger’s hard work in getting Third Point Re to its current position.
Share Repurchase Program
During the three months ended September 30, 2017, we did not repurchase any of our common shares.
During the nine months ended September 30, 2017, we repurchased 3,300,152 of our common shares in the open market for $40.9 million at a weighted average cost, including commissions, of $12.38 per share. Common shares repurchased were not canceled and are classified as treasury shares.
As of September 30, 2017, the Company is authorized to repurchase up to an aggregate of $51.7 million of additional common shares under its share repurchase program.
Conference Call Details
The Company will hold a conference call to discuss its third quarter 2017 results at 8:30 a.m. Eastern Time on November 9, 2017. The call will be webcast live over the Internet from the Company’s website at www.thirdpointre.bm under “Investors”. Participants should follow the instructions provided on the website to download and install any necessary audio applications. The conference call is also available by dialing 1-877-407-0789 (domestic) or 1-201-689-8562 (international). Participants should ask for the Third Point Reinsurance Ltd. third quarter earnings conference call.
A replay of the live conference call will be available approximately three hours after the call. The replay will be available on the Company’s website or by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the replay passcode 13671485. The telephonic replay will be available until 11:59 p.m. (Eastern Time) on November 16, 2017.
Safe Harbor Statement Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company cautions you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Actual events, results and outcomes may differ materially from the Company’s expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: (i) fluctuation in results of operations; (ii) more established competitors; (iii) losses exceeding reserves; (iv) downgrades or withdrawal of ratings by rating agencies; (v) dependence on key executives; (vi) dependence on letter of credit facilities that may not be available on commercially acceptable terms; (vii) dependence on financing available through our investment accounts to secure letters of credit and collateral for reinsurance contracts; (viii) potential inability to pay dividends; (ix) inability to service our indebtedness; (x) limited cash flow and liquidity due to our indebtedness; (xi) unavailability of capital in the future; (xii) fluctuations in market price of our common shares; (xiii) dependence on clients’ evaluations of risks associated with such clients’ insurance underwriting; (xiv) suspension or revocation of our reinsurance licenses; (xv) potentially being deemed an investment company under U.S. federal securities law; (xvi) potential characterization of Third Point Reinsurance Ltd. and/or Third Point Reinsurance Company Ltd. (“Third Point Re BDA”) as a passive foreign investment company; (xvii) future strategic transactions such as acquisitions, dispositions, merger or joint ventures; (xviii) dependence on Third Point LLC to implement our investment strategy; (xix) termination by Third Point LLC of our investment management agreements; (xx) risks associated with our investment strategy being greater than those faced by competitors; (xxi) increased regulation or scrutiny of alternative investment advisers affecting our reputation; (xxii) Third Point Reinsurance Ltd. and/or Third Point Re BDA potentially becoming subject to U.S. federal income taxation, including as a result of the bill currently proposed in the U.S House of Representatives; (xxiii) potentially becoming subject to U.S. withholding and information reporting requirements under the Foreign Account Tax Compliance Act; (xxiv) changes in Bermuda or other law and regulation that may have an adverse impact on our operations; and (xxv) other risks and factors listed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and other periodic and current disclosures filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date made and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures and Other Financial Metrics
In presenting Third Point Re’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (GAAP). Such measures, including net investment income on float, book value per share, diluted book value per share and return on beginning shareholders’ equity, are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. Management believes these measures allow for a more complete understanding of the underlying business. These measures are used to monitor our results and should not be viewed as a substitute for those determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included in the attached financial information in accordance with Regulation G.
About the Company
The Company is a public company listed on the New York Stock Exchange which, through its wholly-owned subsidiaries Third Point Re BDA and Third Point Reinsurance (USA) Ltd. (“Third Point Re USA”), writes property and casualty reinsurance business. Third Point Re BDA and Third Point Re USA each have an “A-” (Excellent) financial strength rating from A.M. Best Company, Inc.
Contact
Third Point Reinsurance Ltd.
Manoj Gupta - Head of Investor Relations and Business Development
investorrelations@thirdpointre.bm
+1 441-542-3333

THIRD POINT REINSURANCE LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
As of September 30, 2017 and December 31, 2016
(expressed in thousands of U.S. dollars, except per share and share amounts)

	September 30, 2017	December 31, 2016
Assets
Equity securities, trading, at fair value (cost - $1,676,001; 2016 - $1,385,866)	$2,017,463	$1,506,854
Debt securities, trading, at fair value (cost - $676,972; 2016 - $1,036,716)	656,118	1,057,957
Other investments, at fair value	30,932	82,701
Total investments in securities	2,704,513	2,647,512
Cash and cash equivalents	6,434	9,951
Restricted cash and cash equivalents	477,362	298,940
Due from brokers	387,786	284,591
Derivative assets, at fair value	75,781	27,432
Interest and dividends receivable	4,210	6,505
Reinsurance balances receivable	478,206	381,951
Deferred acquisition costs, net	223,091	221,618
Other assets	11,464	17,144
Total assets	$4,368,847	$3,895,644
Liabilities
Accounts payable and accrued expenses	$24,580	$10,321
Reinsurance balances payable	54,654	43,171
Deposit liabilities	126,491	104,905
Unearned premium reserves	615,375	557,076
Loss and loss adjustment expense reserves	699,369	605,129
Securities sold, not yet purchased, at fair value	405,845	92,668
Due to brokers	602,230	899,601
Derivative liabilities, at fair value	17,280	16,050
Performance fee payable to related party	73,210	—
Interest and dividends payable	1,917	3,443
Senior notes payable, net of deferred costs	113,688	113,555
Total liabilities	2,734,639	2,445,919
Commitments and contingent liabilities
Redeemable noncontrolling interests in related party (1)	16,813	—
Shareholders' equity
Preference shares (par value $0.10; authorized, 30,000,000; none issued)	—	—
Common shares (par value $0.10; authorized, 300,000,000; issued and outstanding, 107,383,405 (2016 - 106,501,299))	10,738	10,650
Treasury shares (3,944,920 shares (2016 - 644,768 shares))	(48,253)	(7,389)
Additional paid-in capital	1,099,998	1,094,568
Retained earnings	549,671	316,222
Shareholders’ equity attributable to Third Point Re common shareholders	1,612,154	1,414,051
Noncontrolling interests in related party (1)	5,241	35,674
Total shareholders' equity	1,617,395	1,449,725
Total liabilities, noncontrolling interests and shareholders' equity	$4,368,847	$3,895,644

(1)
During the quarter ended September 30, 2017, the Company identified that a portion of its noncontrolling interest was redeemable.  This portion of the noncontrolling interests had previously been presented in noncontrolling interests in related party within shareholders’ equity when it should have been presented in the mezzanine section of the consolidated balance sheet as redeemable noncontrolling interests in related party.  As of December 31, 2016, $31.2 million of the noncontrolling interest in related party should have been presented in the mezzanine section of the consolidated balance sheet as redeemable noncontrolling interests in related party.  Although this impacted total shareholders’ equity, it did not impact shareholders’ equity attributable to Third Point Re common shareholders or retained earnings.  In addition, this change did not impact the condensed consolidated statements of income, earnings per share or condensed consolidated statement of cash flows.  The Company has evaluated the effect of the incorrect presentation, both qualitatively and quantitatively, and concluded that it did not have a material impact on, nor require amendment of, any previously filed annual or quarterly consolidated financial statements or periodic reports.

THIRD POINT REINSURANCE LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the three and nine months ended September 30, 2017 and 2016
(expressed in thousands of U.S. dollars, except per share and share amounts)

	Three months ended		Nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Revenues
Gross premiums written	$174,539	$142,573	$477,457	$536,595
Gross premiums ceded	—	(927)	(2,550)	(2,352)
Net premiums written	174,539	141,646	474,907	534,243
Change in net unearned premium reserves	(68,564)	(13,463)	(57,365)	(136,136)
Net premiums earned	105,975	128,183	417,542	398,107
Net investment income before management and performance fees to related parties	119,516	121,208	427,982	191,084
Management and performance fees to related parties	(30,548)	(32,852)	(103,179)	(56,492)
Net investment income	88,968	88,356	324,803	134,592
Total revenues	194,943	216,539	742,345	532,699
Expenses
Loss and loss adjustment expenses incurred, net	77,275	85,015	270,549	273,822
Acquisition costs, net	33,974	45,127	157,067	145,296
General and administrative expenses	13,218	12,354	38,804	33,885
Other expenses	3,846	347	8,852	6,226
Interest expense	2,074	2,069	6,151	6,163
Foreign exchange (gains) losses	5,437	(3,905)	10,233	(14,359)
Total expenses	135,824	141,007	491,656	451,033
Income before income tax expense	59,119	75,532	250,689	81,666
Income tax expense	(3,475)	(2,484)	(14,080)	(5,865)
Net income	55,644	73,048	236,609	75,801
Net income attributable to noncontrolling interests in related party	(959)	(967)	(3,160)	(1,473)
Net income available to Third Point Re common shareholders	$54,685	$72,081	$233,449	$74,328
Earnings per share available to Third Point Re common shareholders
Basic earnings per share available to Third Point Re common shareholders	$0.54	$0.69	$2.27	$0.71
Diluted earnings per share available to Third Point Re common shareholders	$0.52	$0.68	$2.22	$0.70
Weighted average number of common shares used in the determination of earnings per common share
Basic	101,391,145	103,780,196	102,553,346	104,055,946
Diluted	104,679,574	105,795,313	105,040,251	105,590,668

THIRD POINT REINSURANCE LTD.
SEGMENT REPORTING

	Three months ended September 30, 2017			Three months ended September 30, 2016
	Property and Casualty Reinsurance	Corporate	Total	Property and Casualty Reinsurance	Corporate	Total
Revenues	($ in thousands)			($ in thousands)
Gross premiums written	$174,539	$—	$174,539	$142,573	$—	$142,573
Gross premiums ceded	—	—	—	(927)	—	(927)
Net premiums written	174,539	—	174,539	141,646	—	141,646
Change in net unearned premium reserves	(68,564)	—	(68,564)	(13,463)	—	(13,463)
Net premiums earned	105,975	—	105,975	128,183	—	128,183
Expenses
Loss and loss adjustment expenses incurred, net	77,275	—	77,275	85,015	—	85,015
Acquisition costs, net	33,974	—	33,974	45,127	—	45,127
General and administrative expenses	7,291	5,927	13,218	6,380	5,974	12,354
Total expenses	118,540	5,927	124,467	136,522	5,974	142,496
Net underwriting loss	(12,565)	n/a	n/a	(8,339)	n/a	n/a
Net investment income	26,531	62,437	88,968	22,031	66,325	88,356
Other expenses	(3,846)	—	(3,846)	(347)	—	(347)
Interest expense	—	(2,074)	(2,074)	—	(2,069)	(2,069)
Foreign exchange gains (losses)	—	(5,437)	(5,437)	—	3,905	3,905
Income tax expense	—	(3,475)	(3,475)	—	(2,484)	(2,484)
Net income attributable to noncontrolling interests in related party	—	(959)	(959)	—	(967)	(967)
Segment income	$10,120	$44,565		$13,345	$58,736
Net income available to Third Point Re common shareholders			$54,685			$72,081
Property and Casualty Reinsurance - Underwriting Ratios (1):
Loss ratio	72.9%			66.3%
Acquisition cost ratio	32.1%			35.2%
Composite ratio	105.0%			101.5%
General and administrative expense ratio	6.9%			5.0%
Combined ratio	111.9%			106.5%

	Nine months ended September 30, 2017			Nine months ended September 30, 2016
	Property and Casualty Reinsurance	Corporate	Total	Property and Casualty Reinsurance	Corporate	Total
Revenues	($ in thousands)			($ in thousands)
Gross premiums written	$477,457	$—	$477,457	$536,595	$—	$536,595
Gross premiums ceded	(2,550)	—	(2,550)	(2,352)	—	(2,352)
Net premiums written	474,907	—	474,907	534,243	—	534,243
Change in net unearned premium reserves	(57,365)	—	(57,365)	(136,136)	—	(136,136)
Net premiums earned	417,542	—	417,542	398,107	—	398,107
Expenses
Loss and loss adjustment expenses incurred, net	270,549	—	270,549	273,822	—	273,822
Acquisition costs, net	157,067	—	157,067	145,296	—	145,296
General and administrative expenses	23,252	15,552	38,804	19,527	14,358	33,885
Total expenses	450,868	15,552	466,420	438,645	14,358	453,003
Net underwriting loss	(33,326)	n/a	n/a	(40,538)	n/a	n/a
Net investment income	93,857	230,946	324,803	32,868	101,724	134,592
Other expenses	(8,852)	—	(8,852)	(6,226)	—	(6,226)
Interest expense	—	(6,151)	(6,151)	—	(6,163)	(6,163)
Foreign exchange gains (losses)	—	(10,233)	(10,233)	—	14,359	14,359
Income tax expense	—	(14,080)	(14,080)	—	(5,865)	(5,865)
Net income attributable to noncontrolling interests in related party	—	(3,160)	(3,160)	—	(1,473)	(1,473)
Segment income (loss)	$51,679	$181,770		$(13,896)	$88,224
Net income available to Third Point Re common shareholders			$233,449			$74,328
Property and Casualty Reinsurance - Underwriting Ratios (1):
Loss ratio	64.8%			68.8%
Acquisition cost ratio	37.6%			36.5%
Composite ratio	102.4%			105.3%
General and administrative expense ratio	5.6%			4.9%
Combined ratio	108.0%			110.2%
(1) Underwriting ratios are calculated by dividing the related expense by net premiums earned.

THIRD POINT REINSURANCE LTD.
RECONCILIATION OF NON-GAAP MEASURES AND KEY PERFORMANCE INDICATORS

	September 30, 2017	December 31, 2016
Basic and diluted book value per share numerator:	($ in thousands, except share and per share amounts)
Shareholders’ equity attributable to Third Point Re common shareholders	$1,612,154	$1,414,051
Effect of dilutive warrants issued to founders and an advisor	46,512	46,512
Effect of dilutive stock options issued to directors and employees	54,572	52,930
Diluted book value per share numerator	$1,713,238	$1,513,493
Basic and diluted book value per share denominator:
Issued and outstanding shares, net of treasury shares	101,399,735	104,173,748
Effect of dilutive warrants issued to founders and an advisor	4,651,163	4,651,163
Effect of dilutive stock options issued to directors and employees	5,332,833	5,274,333
Effect of dilutive restricted shares issued to directors and employees	1,061,412	878,529
Diluted book value per share denominator	112,445,143	114,977,773

Basic book value per share	$15.90	$13.57
Diluted book value per share	$15.24	$13.16

	Three months ended		Nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
	($ in thousands)
Net investment income on float	$26,531	$22,031	$93,857	$32,868
Net investment income on capital	62,971	65,729	231,020	100,646
Net investment income on investments managed by Third Point LLC	89,502	87,760	324,877	133,514
Net gain (loss) on investment in Kiskadee Fund	(534)	596	(74)	1,078
	$88,968	$88,356	$324,803	$134,592

	Three months ended		Nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
	($ in thousands)
Net income available to Third Point Re common shareholders	$54,685	$72,081	$233,449	$74,328
Shareholders’ equity attributable to Third Point Re common shareholders - beginning of period	1,556,323	1,380,332	1,414,051	1,379,726
Impact of weighting related to shareholders’ equity from shares repurchased	—	—	(25,023)	(3,348)
Adjusted shareholders’ equity attributable to Third Point Re common shareholders - beginning of period	$1,556,323	$1,380,332	$1,389,028	$1,376,378
Return on beginning shareholders’ equity attributable to Third Point Re common shareholders	3.5%	5.2%	16.8%	5.4%

Non-GAAP Financial Measures and Key Performance Indicators
Book Value per Share and Diluted Book Value per Share
Book value per share and diluted book value per share are non-GAAP financial measures and there are no comparable GAAP measures. Book value per share is calculated by dividing shareholders’ equity attributable to Third Point Re common shareholders by the number of issued and outstanding shares at period end, net of treasury shares. Diluted book value per share represents book value per share combined with the impact from dilution of all in-the-money share options issued, warrants and unvested restricted shares outstanding as of any period end. For unvested restricted shares with a performance condition, we include the unvested restricted shares for which we consider vesting to be probable. Change in book value per share is calculated by taking the change in book value per share divided by the beginning of period book value per share. Change in diluted book value per share is calculated by taking the change in diluted book value per share divided by the beginning of period diluted book value per share. We believe that long-term growth in diluted book value per share is the most important measure of our financial performance because it allows our management and investors to track over time the value created by the retention of earnings. In addition, we believe this metric is used by investors because it provides a basis for comparison with other companies in our industry that also report a similar measure.
Net Investment Income on Float
Net investment income on float is an important aspect of our property and casualty reinsurance operation. In an insurance or reinsurance operation, float arises because premiums and proceeds from deposit accounted contracts are collected before losses are paid. In some instances, the interval between receipts and payments can extend over many years. During this time interval, insurance and reinsurance companies invest the premiums received and generate investment returns. Float is not a concept defined by U.S. GAAP and therefore, there are no comparable U.S. GAAP measures. Float, as a result, is considered to be a non-GAAP financial measure. We believe that net investment income generated on float is an important consideration in evaluating the overall contribution of our property and casualty reinsurance operation to our consolidated results. It is also explicitly considered as part of the evaluation of management’s performance for purposes of long-term incentive compensation.
Net Investment Return on Investments Managed by Third Point LLC
Net investment return represents the return on our investments managed by Third Point LLC, net of fees. The net investment return on investments managed by Third Point LLC is the percentage change in value of a dollar invested over the reporting period on our investment assets managed by Third Point LLC, net of total noncontrolling interest. The stated return is net of withholding taxes, which are presented as a component of income tax expense in our condensed consolidated statements of income. Net investment return is the key indicator by which we measure the performance of Third Point LLC, our investment manager.
Return on Beginning Shareholders’ Equity Attributable to Third Point Re Common Shareholders
Return on beginning shareholders’ equity attributable to Third Point Re common shareholders as presented is a non-GAAP financial measure. Return on beginning shareholders’ equity attributable to Third Point Re common shareholders is calculated by dividing net income available to Third Point Re common shareholders by the beginning shareholders’ equity attributable to Third Point Re common shareholders. We believe that return on beginning shareholders’ equity attributable to Third Point Re common shareholders is an important measure because it assists our management and investors in evaluating the Company’s profitability. For the nine months ended September 30, 2017, we have also adjusted the beginning shareholders’ equity attributable to Third Point Re common shareholders for the impact of the shares repurchased on a weighted average basis. This adjustment increased the stated returns on beginning shareholders’ equity attributable to Third Point Re common shareholders.
Invested Asset Leverage
Invested asset leverage is a ratio calculated by dividing our net investments managed by Third Point LLC by shareholders’ equity attributable to Third Point Re common shareholders and is a key metric in assessing the amount of insurance float generated by our reinsurance operation that has been invested by our investment manager, Third Point LLC.  Given the sensitivity of our return on beginning shareholders’ equity to our net investment return on investments managed by Third Point LLC, invested asset leverage is an important metric that management monitors.  It is also an important metric by which we evaluate our capital adequacy for rating agency and regulatory purposes.  Maintaining an appropriate invested asset leverage in order to optimize the return potential of the Company, while maintaining sufficient rating agency and regulatory capital is an important aspect of how we manage the Company.